                           SCHEDULE 14A INFORMATION

  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                     1934
                               (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement           [_] Confidential, for Use of the
                                              Commission Only (as permitted by
                                              Rule 14a-6(e)(2)

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                           BIOLASE TECHNOLOGY, INC.
               (Name of Registrant as Specified In Its Charter)


                                      N/A
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[_] $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
    or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1)  Title of each class of securities to which transaction applies:

  (2)  Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4)  Proposed maximum aggregate value of transaction:

  (5)  Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1)  Amount Previously Paid:

  (2)  Form, Schedule or Registration Statement No.:

  (3)  Filing Party:

  (4)  Date Filed:

                           BIOLASE TECHNOLOGY, INC.

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           To Be Held on May 3, 2001

                                 --------------



To The Stockholders:

        The Annual Meeting of Stockholders of BioLase Technology, Inc. (the "Company") will be held at the Company's offices, 981 Calle Amanecer, San Clemente, California 92673, on May 3, 2001, at 2:00 p.m. for the following purposes:

        1. To elect four directors to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified;

        2. To approve an amendment to the 1998 Stock Option Plan increasing the number of authorized shares of Common Stock reserved under the Plan from 1,000,000 to 2,000,000 shares;

        3. To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent public accountants for the fiscal year ending December 31, 2001; and

        4. To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

        The Board of Directors has fixed the close of business, March 5, 2001, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

        You are cordially invited to attend the meeting in person. However, whether or not you plan to attend, we urge you to complete, date, sign and return the enclosed proxy card without delay in the accompanying envelope (to which no postage need be affixed if mailed in the United States) so that your shares may be represented at the Annual Meeting.

                                                   FEDERICO PIGNATELLI
                                                   Chairman

April 5, 2001

                           BIOLASE TECHNOLOGY, INC.
                              981 Calle Amanecer
                        San Clemente, California 92673

                                  ----------

                                PROXY STATEMENT

                                  ----------

                              GENERAL INFORMATION


Solicitation, Revocation and Voting of Proxies

        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of BioLase Technology, Inc., a Delaware corporation (the "Company"), in connection with the annual meeting of stockholders (the "Annual Meeting") to be held at 2:00 p.m. on May 3, 2001, at the Company's offices, 981 Calle Amanecer, San Clemente, California, 92673, and at any and all adjournments thereof. It is anticipated that this Proxy Statement and accompanying proxy will first be mailed to stockholders on or about April 5, 2001.

        The accompanying proxy, if properly executed and returned, will be voted as specified by the stockholder or, if no vote is indicated, the proxy will be voted FOR all proposals. As to any other matter of business which may be brought before the Annual Meeting, a vote may be cast pursuant to the accompanying proxy in accordance with the judgment of the persons voting the same, but management does not know of any such other matter of business. A stockholder may revoke his or her proxy at any time prior to the voting of shares by voting in person at the Annual Meeting or by filing with the Secretary of the Company a duly executed proxy bearing a later date or an instrument revoking the proxy.

        The costs of solicitation of proxies will be paid by the Company. In addition to soliciting proxies by mail, the Company's officers, directors and other regular employees, without additional compensation, may solicit proxies personally or by other appropriate means. Banks, brokers, fiduciaries and other custodians and nominees who forward proxy soliciting material to their principals will be reimbursed for their customary and reasonable out-of-pocket expenses.

Record Date and Voting Rights

        Only stockholders of record of the Company's common stock, $0.001 par value (the "Common Stock") as of the close of business on March 5, 2001 will be entitled to vote at the Annual Meeting. On that date, there were outstanding 19,475,722 shares of Common Stock, which constituted all of the outstanding voting securities of the Company, each of which is entitled to one vote per share. A majority of the shares entitled to vote, represented in person or by proxy, constitutes a quorum at the Annual Meeting. Abstentions and broker non-votes are counted as present for purposes of determining the existence of a quorum. The election of directors, the approval of an amendment to the 1998 Stock Option Plan and the ratification of the independent public accountants require the affirmative vote of holders representing a majority of the shares of Common Stock present in person or by proxy at a meeting at which a quorum is present.

Dissenters' Rights

        Under Delaware law, stockholders are not entitled to any dissenters' rights with respect to the approval of any of the proposals described in this Proxy Statement.

                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT


        The following table sets forth certain information as of March 9, 2001, relating to the beneficial ownership of the Common Stock by (1) each director and Named Executive Officer of the Company, and (2) all executive officers and directors of the Company as a group. To the Company's knowledge, no person beneficially owns more than 5% of the outstanding shares. Unless otherwise indicated, the address of each person listed is the same as that of the Company, i.e., 981 Calle Amanecer, San Clemente, California 92673.

                                          Number of Shares       Percent
                                        Beneficially Owned (1)  of Class
                                        ----------------------  --------
Federico Pignatelli                           596,250             3.01%
George V. d'Arbeloff                          134,017               *
Jeffrey W. Jones                              424,000             2.14%
William A. Owens                               74,500               *
Keith G. Bateman                              127,350               *
All Executive Officers and Directors
as a Group (7 persons)                       1,696,117            8.13%

-------------

*       Less than 1%.

(1) Includes shares issuable under options which are exercisable on or within 60 days of March 9, 2001 as follows: Mr. Pignatelli - 303,750 shares; Mr. d'Arbeloff - 115,835 shares; Mr. Jones - 419,000 shares; Mr. Owens - 74,500 shares; Mr. Bateman - 125,000 shares; and a total of 1,378,085 shares for all executive officers and directors as a group.

                     PROPOSAL ONE - ELECTION OF DIRECTORS

        The four directors to be elected at the Annual Meeting will hold office until the next annual meeting of stockholders and until the election of their respective successors. The election of each nominee as a director requires the affirmative vote of the holders of a majority of the Common Stock present in person or by proxy at a meeting at which a quorum is present. Votes against the directors and votes withheld have no legal effect. All proxies received by the Board of Directors will be voted for the nominees listed below if no direction to the contrary is given. The nominees are currently members of the Board of Directors and have agreed to continue to serve if elected. In the event that any nominee is unable or declines to serve, an event that is not anticipated, the proxies will be voted for the election of any nominee who may be designated by the Board of Directors.


        The nominees for director are:

         Name                  Age           Director Since
         -----                 ---           --------------
Federico Pignatelli            48                 1991
George V. d'Arbeloff           56                 1996
Jeffrey W. Jones               44                 1998
William A. Owens               60                 1998

        Mr. Pignatelli has served as the Company's Chairman of the Board of Directors since 1994. Since 1995, he has served as Chairman of the Board and Chief Executive Officer of Studio Management, Inc., the general partner of Pier 59 Studio, L.P., a limited partnership that operates in New York City and the world's largest complex of professional photographic and digital studios. Previously, Mr. Pignatelli was associated with Gruntal & Company, an investment banking and brokerage firm, as a Managing Director and also with Ladenburg, Thalmann & Co., a New York investment banking and brokerage firm, as a Managing Director.

        Mr. d'Arbeloff has served as the Chief Executive Officer of Retail Solutions, Inc., a company involved in the development and marketing of inventory control and scanning-based computer systems for retail stores, since 1996. From 1967 to 1996, he served in various executive capacities with Teradyne, Inc., a manufacturer of testing equipment for the semiconductor and electronics industries, including Vice President of Corporate Relations from 1995 to 1996, Vice President and General Manager of the Semiconductor Test Group from 1992 to 1995 and Vice President and General Manager of the Industrial/Consumer Division of the Semiconductor Test Group from 1982 to 1992.

        Mr. Jones has been President and Chief Executive Officer of the Company since 1998. From 1986 until he joined the Company, Mr. Jones served in various executive capacities, including president and chief executive officer, with HGM Medical Lasers (and certain related entities), a Salt Lake City-based manufacturer of medical lasers utilized in ophthalmologic, dental and anesthetic applications.

        Admiral Owens is Co-Chief Executive Officer (since 1999) and Vice Chairman (since 1998) of Teledesic LLC, a company engaged in developing a satellite communications network. He also serves as Chief Executive Officer of an affiliated company, Teledesic Holdings Ltd. Admiral Owens was President, Chief Operating Officer and Vice Chairman of Science Applications International Corporation, a high-technology company, from 1996 until 1998. Admiral Owens retired from the U.S. Navy in 1996 after 34 years of service. During his naval career, his positions included Vice Chairman of the Joint Chiefs of Staff, the nation's second-ranking military officer (1993-1996); Deputy Chief of Naval Operations for Resources, Warfare Requirements and Assessments (1991-1993); Commander of the U.S. Sixth Fleet (1990-1991); and senior military assistant to the Office of the Secretary of State (1988-1991). Admiral Owens also serves as a director of British American Tobacco (Holding Ltd.), Viasat Inc. and Microvision, Inc.

Information Concerning Board of Directors and Committee Meetings

        The Board of Directors held two meetings during fiscal year 2000 and also acted by written consent 27 times. All directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of the committees on which they served. The Company does not have a nominating committee.

        The Compensation Committee approves the compensation of employees whose annual salary equals or exceeds $60,000 and also administers and generally approves option grants under the Company's stock option plans. George d'Arbeloff and Federico Pignatelli are the members of the Compensation Committee. During fiscal year 2000, the Compensation Committee held one meeting.

        The Audit Committee reviews the Company's financial reporting process, its system of internal controls, its audit process and its process for monitoring compliance with laws and regulations. It also recommends the selection of the independent auditors to the Board of Directors. Each of the three Audit Committee members satisfies the definition of independent director as established in the NASDAQ Listing Standards. Each member also satisfies the requirements of the NASDAQ Listing Standards regarding financial skill. At least one member of the Audit Committee has accounting or related financial management expertise. On February 26, 2001, the Board of Directors adopted a written charter for the Audit Committee, a copy of which is attached as Exhibit A to this Proxy Statement. William Owens, Federico Pignatelli and George d'Arbeloff are the members of the Audit Committee. The Audit Committee met once in fiscal year 2000.

Audit Committee Report

        The Audit Committee has reviewed the audited consolidated financial statements of the Company and discussed such statements with management. The Audit Committee has discussed with PricewaterhouseCoopers LLP ("PWC"), the Company's independent accountants during fiscal year 2000, the matters required to be discussed by Statement of Auditing Standards No. 61.

        The Audit Committee received from PWC the written disclosures required by Independence Standards Board Standard No. 1 and discussed with PWC its independence.

        Based on the review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company's audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, and be filed with the Securities and Exchange Commission (the "SEC"). The Audit Committee also recommended to the Board of Directors the selection of PWC to serve as the Company's outside auditors for fiscal year 2001.

        This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                                AUDIT COMMITTEE:

                                  William Owens

                               Federico Pignatelli

                                George d'Arbeloff

Directors' Compensation

        The Company's directors do not receive cash directors' fees, but are reimbursed for business expenses incurred in connection with their duties as directors. Under the Company's 1998 Stock Option Plan, each non-employee director is automatically granted a ten-year option to purchase 30,000 shares of Common Stock on the date of each annual meeting of stockholders at which he is elected, or a proportional number thereof if such director is first elected on a date other than at an annual meeting of stockholders, at an exercise price equal to the market price of the Common Stock on that date. The options vest at the rate of 7,500 shares per quarter if granted on the date of the annual meeting. Otherwise, they vest at a rate of 2,500 shares per month. Pursuant to the 1998 Stock Option Plan, on May 23, 2000 Messrs. d'Arbeloff, Pignatelli and Owens were each granted options to purchase 30,000 shares of Common Stock at an exercise price of $2.125 per share.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and greater than 10% stockholders to file reports of ownership (Form 3) and changes in ownership (Forms 4 and 5) with the SEC and to furnish the Company with copies of all such forms which they file with the SEC.

        The Company believes that during fiscal year 2000 all required reports were timely filed by its directors, executive officers and greater than 10% stockholders except that each director, Jeffrey W. Jones and Keith G. Bateman filed a late Form 5. In making the foregoing disclosures, the Company has relied solely on its review of copies of forms filed by such persons with the SEC.

        The Board of Directors recommends that you vote "FOR" the proposal to elect the nominees to the Board of Directors.

                        PROPOSAL TWO - AMENDMENT TO 1998
                                STOCK OPTION PLAN

Background of the Plan

        The Company's 1998 Stock Option Plan (the "Plan") was originally adopted by the Board of Directors on November 17, 1998 and approved by the Company's stockholders on May 25, 1999. The Plan originally reserved 1,000,000 shares of Common Stock for issuance as stock awards or upon the exercise of options granted pursuant to the Plan. The Plan provides that it may be administered by either the Board of Directors or a committee of at least two directors appointed by the Board of Directors. If a committee is appointed, the Board of Directors, instead of that committee, may at any time take any action permitted to be taken by such committee under the Plan. The Plan is currently administered by the Compensation Committee (the "Committee") which consists of Federico Pignatelli and George d'Arbeloff. Subject to the limitations set forth in the Plan, the Committee has the authority to determine to whom options or stock awards will be granted; to determine the terms and conditions of such awards; to modify or waive any restrictions of any awards; to accelerate the vesting of awards; and to establish rules and regulations that it deems appropriate for the administration of the Plan.

        The Plan provides for the granting of options or restricted or unrestricted stock awards to non-employee directors, employees, consultants and advisors of the Company. Options may be either "incentive stock options" ("Incentive Options") as defined by Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or options that do not so qualify ("Nonqualified Options"). The potential number of participants in the Plan is 7 officers and directors, 83 employees, and any consultants or advisors who perform services for the Company. The exact number of options or shares of restricted or unrestricted stock to be granted to any single individual or class of individuals is within the discretion of the Committee and is not determinable. Only employees are eligible for the grant of Incentive Options.

Automatic Option Grants to Non-employee Directors

        The Plan provides for the automatic grant on the date of each annual meeting of stockholders to each non-employee director who is elected at such meeting, of Nonqualified Options to purchase 30,000 shares of Common Stock. Each such option vests at the rate of 7,500 shares per quarter, beginning three months after the grant date. Any non-employee director who is first elected a director at any time other than at an annual meeting of stockholders will automatically be granted an option on the date of his election as a director for a number of shares determined by multiplying 2,500 times the number of full months remaining until the next June 1, which option will vest at the rate of 2,500 shares per month beginning on the last day of the first full month following the grant date. The exercise price per share will be equal to 100% of the fair market value of the Common Stock on the date of grant. Non-employee directors may not receive more than one automatic option grant per year under the Plan, but they are eligible to receive other awards under the Plan. George
V. d'Arbeloff, William A. Owens and Federico Pignatelli are currently the only non-employee directors of the Company.

Terms and Conditions of Options

        Options granted under the Plan expire on such date as is determined by the Committee, unless earlier terminated as provided in the Plan, but in no event later than ten years after the grant date (five years with respect to Incentive Options granted to an optionee who owns or would be considered to own more than 10% of the outstanding Common Stock of the Company or any subsidiary on the grant date).

        An option may be exercisable in installments as determined on the grant date by the Committee. The exercise price for options is determined by the Committee at the time of grant, subject to the following: (1) the exercise price of an Incentive Option may not be less than 100% of the fair market value of the Common Stock on the grant date (110% of the fair market value in the case of Incentive Options granted to a person who on the grant date owns or is considered to own more than 10% of the outstanding Common Stock); and (2) the exercise price of a Non-qualified Option may not be less than 85% of the fair market value of the Common Stock on the grant date. If the aggregate fair market value (determined at the time each Incentive Option is granted) of Common Stock for which all Incentive Options held by an optionee (whether granted under the Plan or any other plan of the Company) are exercisable for the first time during any calendar year exceeds $100,000, the amount of such excess will be treated as a Non-qualified Option.

       The exercise price of an option is payable in cash or, with the approval of the Committee, in shares of Common Stock that have been owned by the optionee for at least six months, by full recourse promissory note secured by the shares purchased, by cancellation of indebtedness of the Company to the optionee, by waiver of compensation due or accrued for services rendered, or through a same day sale arranged through a broker.

        If an optionee ceases to be employed or retained by the Company for any reason other than death or permanent disability (as defined in the Plan), the option generally expires on the earlier of three months from the date of such termination or expiration of the term of the option. During the period between the optionee's termination and expiration of the option, the option may only be exercised to the extent that it was exercisable on the date of such termination. Upon the death or permanent disability of an optionee while an employee, director, consultant or advisor, the option generally expires on the earlier of one year from the date of death or three months from the date of permanent disability or expiration of the term of the option, but can be exercised only to the extent that it could have been exercised on the date of death or permanent disability. The foregoing provisions regarding termination of options upon termination of employment, permanent disability or death may be varied by the Committee.

Restricted and Unrestricted Stock Awards

        The Committee may grant restricted stock awards which specify the number of shares of Common Stock to be issued to the participant, the price, if any, to be paid for such shares by the participant and the restrictions imposed on such shares. The Committee may grant restricted stock awards subject to the attainment of specified performance goals, continued employment or such other limitations or restrictions as the Committee may determine. Shares of restricted stock may be issued immediately upon grant or upon vesting as determined by the Committee. If shares which are subject to vesting or other restrictions or conditions are issued immediately upon grant, the Committee may require the participant to deliver an executed stock power, endorsed in blank, relating to such shares. The Committee may also require that the stock certificates evidencing such shares be held in custody by the Company until the restrictions on them have lapsed.

        The Committee may make awards of unrestricted Common Stock to participants in connection with services actually rendered by such persons. Unrestricted shares issued on a bonus basis may be issued for no cash consideration.

Transferability of Awards

        Awards granted under the Plan are not transferable or assignable other than by will or by the laws of descent and distribution. The Committee may permit Non-qualified Options to be transferred pursuant to a domestic relations order or to members of the optionee's immediate family, charitable institutions, or trusts or other entities whose beneficiaries or beneficial owners are members of the optionees' immediate family and/or charitable institutions, pursuant to such conditions and procedures as the Committee may establish.

Duration and Modification of the Plan

        The Plan will remain in effect until all shares covered by awards granted under the Plan have been purchased or all rights to acquire the shares have lapsed. No awards may be granted under the Plan after November 17, 2008, although the Board of Directors may terminate the granting of awards under the Plan at an earlier date or may amend or otherwise modify the Plan.

Federal Income Tax Consequences

        The following discussion is only a summary of certain significant United States federal income tax consequences of the Plan based on currently applicable provisions of the Code and the regulations promulgated thereon.

        Options. In general, an optionee realizes no income upon the grant of
        -------
Incentive Options. The amount paid by the optionee for the Common Stock received pursuant to the exercise of Incentive Options will generally constitute his or her basis (or cost) for tax purposes. The holding period for such Common Stock generally begins on the date the optionee exercises Incentive Options. Although no current taxable income is realized upon the exercise of Incentive Options, the excess of the fair market value of the Common Stock on the date of exercise of the Incentive Option over the option price is an item of income for purposes of the alternative minimum tax. As such, the exercise of Incentive Options may result in the optionee being subject to the alternative minimum tax for the year during which Incentive Options are exercised. In general, an optionee that receives a Nonqualified Option realizes ordinary compensation income either at the date of grant or at the date of exercise, but not at both. Unless the Nonqualified Option has a "readily ascertainable fair market value" at the date of grant, the optionee recognizes no income on the date of grant and recognizes ordinary compensation income when the Nonqualified Option is exercised to the extent of the difference between the fair market value of the Common Stock at the time of exercise of the Nonqualified Option and the exercise price paid by the optionee.

        Stock Awards. The recipient of a stock award will generally recognize
        ------------
ordinary income in an amount equal to the excess of the fair market value of the shares on the date the shares are freely tradeable and no longer subject to a substantial risk of forfeiture over the amount paid for the shares, if any. However, the recipient may elect to recognize income based on the fair market value of the shares on the date the shares are awarded rather than when the shares are freely tradeable and no longer subject to a substantial risk of forfeiture. The shares will be deemed to have been acquired on the date ordinary income is recognized and will have a tax basis equal to their fair market value on that date. Any gain or loss generated after the shares are freely tradable and no longer subject to a substantial risk of forfeiture, or after an election to recognize ordinary income on the date the shares are awarded, will be taxed to the recipient as capital gain or loss.

        Company Deductions. The Company generally is entitled to a deduction for
        ------------------
federal income tax purposes at the same time and in the same amount that the participant recognizes ordinary income, to the extent that such income is considered reasonable compensation under the Code. Deductions may be limited with respect to awards granted to certain executive officers if the awards do not qualify as "performance-based compensation".

Amendment to the Plan

        On February 26, 2001, the Board of Directors approved an amendment to the Plan to reserve an additional 1,000,000 shares of Common Stock under the Plan, increasing the number of shares reserved for grants under the Plan from 1,000,000 shares to 2,000,000 shares. The number of shares subject to the Plan is being increased to provide for awards in future years. The Company intends to award grants to directors, officers, employees, consultants and advisors in order to provide incentives to such individuals to focus on critical long-range objectives of the Company and to encourage the attraction and retention of such individuals. As of March 9, 2001, options awarded pursuant to the Plan for 722,000 shares are outstanding. These options were issued at or above fair market value of the Common Stock on the date of grant. All options granted expire from a range of 90 days following termination of the optionee's service to 2 years following termination of the optionee's service, not to exceed ten years from the date of grant. The market value of the securities underlying the options as of March 9, 2001 is $2.25 per share of Common Stock. If the entire amount of 2,000,000 shares that have been authorized under the Plan were issued thereunder, such shares would constitute approximately 10.27% of the Common Stock outstanding as of March 9, 2001. The approval of the amendment to the Plan requires the affirmative vote of the holders of a majority of the Common Stock present in person or by proxy at a meeting at which a quorum is present. Abstentions are counted in the tabulation of votes entitled to be cast and therefore have the effect of a vote against the proposal, whereas broker non-votes are not counted and have no effect on the vote.

        The Company expects to file an S-8 Registration Statement by June 30, 2001 in order to register the 2,000,000 shares being reserved under the Plan.

        The Board of Directors recommends that you vote "FOR" the proposal to amend the Plan.

                PROPOSAL THREE - RATIFICATION OF APPOINTMENT OF
                        INDEPENDENT PUBLIC ACCOUNTANTS

        The Board of Directors has appointed PWC to act as the Company's independent public accountants for the fiscal year ending December 31, 2001 subject to ratification by the stockholders. PWC has served as the Company's independent public accountants since 1995. A representative of PWC is expected to be present at the Annual Meeting with the opportunity to make a statement if such representative so desires and to respond to appropriate questions.

        Stockholder ratification of the appointment of auditors is not required under the laws of the State of Delaware, under which the Company is incorporated, but the Board of Directors has determined to ascertain the position of the stockholders on the appointment. The Board of Directors will reconsider the appointment of PWC if it is not ratified by the stockholders.

        The Board of Directors recommends that you vote "FOR" the proposal to ratify the appointment of PWC.

Fees Paid to Independent Auditors

        Audit Fees
        ----------

        The Company expects to be billed aggregate fees of approximately $71,000 by PWC for professional services rendered with respect to the audit of its financial statements for the fiscal year ended December 31, 2000 and the reviews of the financial statements included in its Form 10-Qs for the same fiscal year.

        Financial Information Systems Design and Implementation Fees
        ------------------------------------------------------------

        PWC did not bill the Company for any professional services for financial information systems design or implementation services for the fiscal year ended December 31, 2000.

        All Other Fees
        --------------
        The Company expects to be billed aggregate fees by PWC of approximately $15,000 for services, other than the services referred to above, rendered for the fiscal year ended December 31, 2000.

        The Audit Committee has determined that PWC's provision of non-audit services to the Company is compatible with the maintenance of PWC's independence.

                              EXECUTIVE OFFICERS

        The executive officers of the Company (other than Jeffrey W. Jones, Chief Executive Officer, whose business background is described under "Election of Directors") are as follows:

        Keith G. Bateman, 48, joined the Company in 1999 as Vice President of Global Sales. Mr. Bateman held key executive positions with the international and domestic divisions of HGM Medical Lasers, a Salt Lake City-based manufacturer of medical lasers utilized in ophthalmologic, dental and anesthetic applications, from 1994 through 1998. He previously spent several years in sales, marketing and management in the computer industry.

        Ioana Rizoiu, 37, has served as Vice President of Research and Development since 1997. Ms. Rizoiu, who joined the Company in 1992 as a physicist, played a significant role in the development of the Company's prior laser-based products and its present HydroKinetic(TM) technology. In 1995, she was promoted to Director of Research and Development, where her responsibilities included the design and development of the delivery system utilized to transport the HydroKinetic(TM) technology to the target tissue. She has also served as project manager for the LaserBrush(TM) toothbrush since 1995.

        Stephen R. Tartamella, 47, has been Vice President of
Finance/Administration and Chief Financial Officer since 1995. Mr. Tartamella served as a financial consultant from 1992 until joining the Company in 1994. From 1990 to 1992, Mr. Tartamella served as Vice President of
Finance/Administration and Chief Financial Officer of Taylor Dunn Manufacturing, a manufacturer of electric and gas powered utility carts.

        Officers of the Company serve at the discretion of the Board of Directors, subject to the terms of any employment agreement with the Company.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table provides compensation information with respect to the Chief Executive Officer and the only other executive officer of the Company whose salary exceeded $100,000 in fiscal year 2000 (the "Named Executive Officers") for the periods indicated.

                                                                            Long-term
                                                                            ---------
                                             Annual Compensation           Compensation
                                             -------------------           ------------

       Name and                Fiscal                  Other Annual         Securities
       Principal Position       Year     Salary        Compensation         Underlying
       ------------------      ------    ------        ------------         Option (#)
                                                                            -----------
       Jeffrey W. Jones         2000     $240,000            --             100,000/(1)/
         Chief Executive        1999      220,000        40,000             100,000/(2)/
         Officer                1998       20,000            --             507,000

       Keith G. Bateman         2000     $142,531            --              75,000/(3)/
        Vice President,         1999      125,068            --             175,000/(4)/
         Global Sales

(1) Options for 100,000 shares were cancelled on 12/29/00 and options for an additional 100,000 shares were granted on the same date.

(2) Options for 100,000 shares were cancelled on 12/15/99 and options for an additional 100,000 shares were granted on the same date.

(3) Options for 75,000 shares were cancelled on 12/29/00 and options for an additional 75,000 shares were granted on the same date.

(4) Options for 50,000 shares were cancelled on 12/22/99 and options for 75,000 were issued on 12/22/99.

Option Grants in Fiscal Year 2000

        Shown below is information regarding stock options granted to the Named Executive Officers during fiscal year 2000.

                                                                                                    Potential Realizable
                                                % of Total                                            Value at Assumed
                                                 Options                                               Annual Rates of
                             Number of          Granted to                                               Stock Price
                             Securities         Employees       Exercise                              Appreciation for
                             Underlying         in Fiscal       Price Per         Expiration           Option Term (1)
                                                                                                    --------------------
          Name             Options Granted        Year           Share              Date              5%         10%
    ----------------       ---------------      ----------      --------          ----------        -------    ---------
    Jeffrey W. Jones        100,000 (2)           18.15%        2.12500            12/29/10         $62,377    $225,187

    Keith G. Bateman         75,000 (3)           13.61%        2.15625            12/29/10         $44,441    $166,546

(1) These values were determined in accordance with rules promulgated by the SEC and are not intended to forecast the prices at which the Common Stock could trade in the future. The actual realized value will depend on the amount by which the sales price of the shares exceeds the exercise price.

(2) These options vest immediately and were granted to replace 100,000 options (50,000 of which were to vest upon consolidated earnings of at least $12 million for fiscal 2000 and 50,000 of which were to vest at the rate of 12,500 for each $1 million in audited consolidated revenues that exceeded $12 million for fiscal year 2000) but which were voluntarily cancelled at 12/29/00 as performance criteria were not achieved.

(3) These options vest immediately and were granted to replace 75,000 options (50,000 of which were to vest upon consolidated earnings of at least $12 million for fiscal 2000 and 25,000 of which were to vest at the rate of 6,250 for each $1 million in audited consolidated revenues that exceeded $12 million for fiscal year 2000) but which were voluntarily cancelled at 12/29/00 as performance criteria were not achieved.

Aggregated Option Exercises in Fiscal Year 2000 and Fiscal Year-End Option
Values

        Shown below is information regarding unexercised stock options held by the Named Executive Officers at December 31, 2000. No stock options were exercised by the Named Executive Officers during fiscal 2000.

                         Number of Securities Underlying
                             Unexercised Options at         Value of Unexercised In-the-Money
     Name                       Fiscal Year-End               Options at Fiscal Year-End (1)
---------------          ------------------------------     ---------------------------------
                         Exercisable      Unexercisable      Exercisable       Unexercisable
                         -----------      -------------     ------------       --------------
Jeffrey W. Jones           419,000           88,000               --                --
Keith G. Bateman           125,000             --                 --                --

_____________________

(1) Represents the difference between the aggregate market value on December 31, 2000 ($1.6875 per share) and the aggregate exercise price of options that had an exercise price less than such market value.

Employment and Severance Agreements

        The Company employs Jeffrey W. Jones as President and Chief Executive Officer pursuant to the terms of an Amended and Restated Employment Agreement dated December 18, 1998 and further amended in January 2000. Under the agreement, Mr. Jones is entitled to (a) a base annual salary of $240,000, and
(b) incentive compensation for each year subsequent to 1999 equal to 4% of pre-tax net income up to $1,000,000 and 2% of pre-tax net income in excess of $1,000,000, with pre-tax net income computed before provision for such incentive compensation. Mr. Jones was also granted ten-year options to purchase 507,000 shares of the Common Stock at an exercise price of $2.125 per share (fair market value on the grant date), 100,000 of which were subsequently cancelled. The remaining 407,000 shares vest at the rate of 11,000 shares per month. If Mr. Jones' employment is terminated by the Company other than for cause, the 407,000 options will continue to vest for the longer of the balance of the calendar year in which the termination occurs or six months following termination.

        The initial term of Mr. Jones' agreement ends on December 31, 2001, but his employment will continue on the terms existing at that time until terminated on at least 90 days prior notice by either party. The Company may immediately terminate the agreement at any time for cause, which generally includes conviction for a crime involving moral turpitude or a felony, repeated failure to perform in accordance with the Board of Directors' instructions, willful and material breach of the agreement which is not cured within 15 business days of notice thereof, or the commission of an act of fraud or dishonesty in connection with his employment. If the Company terminates Mr. Jones' employment prior to December 31, 2001 other than for cause, Mr. Jones will be entitled to severance pay in lieu of other salary and bonus payments in an amount equal to up to 12 times his base monthly salary, depending on the term remaining under the agreement. The Company has also agreed to indemnify Mr. Jones to the maximum extent permitted by Delaware law.

Compensation Committee Report

        The Compensation Committee sets and administers the policies governing the Company's compensation program, including its stock option plans. The Committee discusses and considers executive compensation matters and makes its decisions, subject to review by the Board of Directors.

        The goals of the Company's executive compensation program are to attract and retain executive officers who will strive for excellence and to motivate those individuals to achieve superior performance by providing them with rewards for assisting the Company in meeting targets regarding revenues, profitability and technology development. When establishing overall compensation, the Compensation Committee takes into consideration the amounts paid to management of companies with similar business structure, size, location and stage of development as the Company. The compensation of the Company's executive officers consists of base salary, discretionary bonus and stock options granted under the Company's stock option plans.

        Jeffrey W. Jones, Chief Executive Officer, is compensated in accordance with the terms of an employment agreement which is summarized under "Executive Compensation - Employment and Severance Agreements." In addition to base salary, Mr. Jones is entitled to incentive compensation if the Company achieves certain revenue and net income targets. To provide Mr. Jones with incentive for performance in fiscal year 2000, options previously granted to Mr. Jones were canceled and replaced with 100,000 options with the same exercise price but which were to vest based on the achievement of at least $12,000,000 in revenues in fiscal year 2000. In 2000, the 100,000 options so granted did not vest. Although those performance conditions were not met, the Committee determined that given the Company's performance during 2000 coupled with general economic conditions, the Committee would grant options for an additional 100,000 shares, which are immediately exercisable, to replace those that did not vest. Accordingly, the Committee believes that his stock options align his interests with those of the Company's stockholders. The Committee believes that the compensation package provided to Mr. Jones was necessary to attract Mr. Jones in a competitive environment for executive personnel with experience in the medical/dental laser industry.

        Base salaries of executive officers other than the Chief Executive Officer are based upon (1) the officer's position, experience and tenure with the Company; (2) industry and comparable company compensation surveys; (3) an evaluation of the executive officer's performance; and (4) judgments as to the expected future contributions of the executive officer.

        The Compensation Committee may award discretionary bonuses based on the Company's results of operations and financial position and an evaluation of the performance of each executive officer in such officer's areas of responsibility and each executive officer's respective contribution to the Company's operating performance. The Company's annual operating plan is the principal point of reference utilized by the Compensation Committee to determine whether any particular officer's contribution to achieving or exceeding the operating plan merits a bonus award. No bonuses were awarded for fiscal year 2000.

        During each fiscal year, the Compensation Committee considers the desirability of option grants to the Company's executive officers under the Company's stock option plans. The Compensation Committee believes that stock options encourage the attainment of strategic goals over time and align employee and stockholder interests. In determining the grants of stock options to executive officers in 2000, the Compensation Committee reviewed the recommendations of the Board of Directors regarding individual awards for officers and employees, and considered the past and anticipated responsibilities, specific assignments, strategic and operational goals, performance and contributions of each such officer and employee, as well as the number of options previously granted to such officer or employee and the number of shares subject to options that had vested and would vest in the future.

        Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction to $1,000,000 for compensation paid to certain executive officers of publicly-held companies unless the compensation qualifies as "performance-based compensation" under that section. Stock options and stock awards under the Company's option plans do not qualify as performance-based compensation. Accordingly, if in any year the exercise of options causes an executive officer's total compensation to exceed $1,000,000 in that year, the amount of the excess will not be deductible by the Company. The Compensation Committee does not have any plans at this time to qualify the Company's compensation plans so that they are exempt from the deductibility limits of
Section 162(m).

                           THE COMPENSATION COMMITTEE

                               Federico Pignatelli

                              George V. d'Arbeloff

                                STOCK PERFORMANCE

        The following graph presents a comparison of cumulative total stockholder returns for the five years ended December 31, 2000 for the Common Stock, The Nasdaq SmallCap Market, and The Nasdaq Medical Devices, Instruments and Supplies, Manufacturers and Distributors Index. The following graph assumes the investment of $100 on December 31, 1995 and the reinvestment of all dividends, if any. The total return performance shown on the graph is not necessarily indicative of future total return performance of the Common Stock.

                             [GRAPH APPEARS HERE]

                                                            INDEXED RETURNS
                                                              Year Ending
                                Base
                                Period
Company/Index                   Dec95       Dec96        Dec97         Dec98         Dec99         Dec00
---------------------------------------------------------------------------------------------------------
BIOLASE TECHNOLOGY INC             100      114.29        94.63         60.71         76.80         48.23
S&P SMALLCAP 600 INDEX             100      121.32       152.36        150.37        169.02        188.96
NASDAQ MED DEVICES                 100       93.67       106.88        119.19        144.35        148.90

                             STOCKHOLDER PROPOSALS

        Any stockholder intending to submit to the Company a proposal for inclusion in the Company's Proxy Statement and proxy for the 2002 annual meeting must submit such proposal so that it is received by the Company no later than November 23, 2001, and such proposal must otherwise comply with Rule 14a-8 under the Securities Exchange Act of 1934.

        If a stockholder submits a proposal for the Company's annual meeting of stockholders to be held in 2002 other than in accordance with Rule 14a-8 and that stockholder does not provide notice of his proposal to the Company by February 5, 2002, the holders of any proxy solicited by the Board of Directors for use at that meeting will have discretionary authority to vote on that proposal without a description of that proposal in the Company's proxy statement for that meeting.

                            DISCRETIONARY AUTHORITY

        While the Notice of Annual Meeting of Stockholders calls for the transaction of such other business as may properly come before the meeting, the Board of Directors has no knowledge of any matters to be presented for action by the stockholders other than as set forth above. The enclosed proxy gives discretionary authority, however, in the event any additional matters should be presented.

                          ANNUAL REPORT ON FORM 10-K

          A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE
            FISCAL YEAR ENDED DECEMBER 31, 2000 (WITHOUT EXHIBITS)
                       ACCOMPANIES THIS PROXY STATEMENT.

                                   EXHIBIT A

                           BIOLASE TECHNOLOGY, INC.

                            AUDIT COMMITTEE CHARTER

                               February 26,200l

        The Audit Committee will assist the Board of Directors in fulfilling its oversight responsibilities. The Audit Committee will review the financial reporting process, the system of internal controls, the audit process and the Company's process for monitoring compliance with laws and regulations . In performing its duties, the Audit Committee will maintain effective working relationships with the Board of Directors, management and the internal and external auditors.

        The following sets forth in detail the membership requirements, structure and responsibilities of the Audit Committee.

MEMBERSHIP REQUIREMENTS
-----------------------

1. The Audit Committee shall be appointed by the Board of Directors and shall be comprised solely of independent directors. Each member of the Audit Committee shall be free from any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment as an Audit Committee member.

2. The members of the Audit Committee shall meet the following experience requirements: each shall be able to read and understand fundamental financial statements, including a company's balance sheet, income statement, and cash flow statement or will become able to do so within a reasonable period of time after his or her appointment to the Audit Committee. Additionally, at least one member of the Audit Committee must have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in that individual's financial sophistication.

3. The Board of Directors may, under exceptional and limited circumstances, appoint one director who is not independent and is not a current employee or an immediate family member of a current employee, if the Board determines that membership on the Audit Committee by that individual is required by the best interests of the Company and its stockholders.

STRUCTURE
---------

1.      The Audit Committee shall consist of three directors.

2. Unless a Chairperson is elected by the full Board of Directors, the members of the Audit Committee may designate a Chairperson by majority vote.

3. The Audit Committee shall meet formally twice a year or more frequently as circumstances may dictate. The Audit Committee shall meet privately (without members of management present) with the independent auditors at its discretion to discuss any matters that the Audit Committee or the independent auditors believe should be discussed.

RESPONSIBILITIES
----------------

Independent Auditors
--------------------

        It shall be the responsibility of the Audit Committee to assist the Board of Directors by providing oversight on matters pertaining to the independence and performance of the independent auditors and to recommend annually the independent auditors to be selected by the Board of Directors. The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors as representatives of the stockholders of the Company.

        In carrying out these responsibilities, the Audit Committee shall:

1. Receive annually from the independent auditors a formal written statement delineating all relationships between the auditors and the Company in accordance with Independence Standards Board Standard 1.

2. Actively engage in a dialogue with the independent auditors with respect to any disclosed relationship or services performed by the independent auditors that might impact the objectivity and independence of the auditors and take, or recommend that the full Board of Directors take, appropriate action to oversee and satisfy itself annually of the independence of the independent auditors.

3. Receive annually from the independent auditors an engagement letter and review the fees and other significant compensation to be paid to the independent auditors .

4. Meet with the independent auditors to discuss the proposed scope, staffing, reliance upon management and general audit approach of the year-end audit.

5. Recommend to the Board of Directors, the selection and, where appropriate, replacement of the outside auditor (subject to the approval of the Board of Directors).

Financial Reporting
-------------------

        It shall be the responsibility of the Audit Committee to assist the Board of Directors by providing oversight on matters pertaining to the accounting, financial reporting, internal control and audit activities of the Company.

        In carrying out these responsibilities, the Audit Committee shall:

1. Review with management and internal and external auditors significant risks and exposures and the plans to minimize such risks.

2. Review, and communicate with the independent auditors about, the annual financial statements to be included in the Form 10-K and the quarterly financial statements to be included in each Form 10-Q, after the independent auditors have reviewed and/or audited such statements and prior to filing such reports with the Securities and Exchange Commission.

3. Meet with the independent auditors, following the conclusion of the year-end audit, to discuss the audited financial statements to be included in the Company's annual report to stockholders on Form 10-K, including discussion of certain matters required to be communicated to audit committees in accordance with AICPA Statement of Accounting Standards No. 61, as may be modified or supplemented ("SAS 61").

        a. Discuss and consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting in accordance with SAS 61, as may be modified or supplemented.

        b. Discuss with management and the independent auditors any significant issues regarding the Company's internal controls, including any significant findings prepared by the independent auditors with respect thereto.

        C. Inquire into any changes in the Company's accounting principles and practices and the effect of any changes in accounting standards that may materially affect the Company's financial reporting practices.

        d. Advise the Board of Directors of the Company whether, based on its reviews and discussions and its assessment of the independent auditors' independence, the Audit Committee recommends that the audited financial statements be included in the Company's annual report to stockholders on Form 10-K.

Other Duties
------------

        In addition to the foregoing responsibilities, the Audit Committee shall:

1. Prepare annually a report to stockholders to be included in the Company's proxy statement as required by SEC regulations.

2. Review and reassess the adequacy of this Charter at least annually, make recommendations to the Board of Directors, as conditions dictate, to update the Charter, and direct that the Charter be included as an exhibit to the Company's proxy statement at least every three years in accordance with SEC regulations.

3. Comply with any SEC, NASDAQ or other applicable regulatory agency rules relating to the duties of the Audit Committee and content of the Audit Committee Charter.

4. Perform any other activities consistent with this Charter, the Company's by-laws, and governing law as the Audit Committee or the Board of Directors deems necessary or appropriate, including causing an investigation to be made into any matter brought to the attention of the Audit Committee within the scope of its duties, with power to retain outside counsel or consultants if, in its judgment, that is appropriate.

                                                                         [PROXY]

                            BIOLASE TECHNOLOGY, INC.
                               981 Calle Amanecer
                         San Clemente, California 92673

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby appoints Federico Pignatelli and Stephen R. Tartamella, and each of them, as attorneys and proxies of the undersigned, each with the power to appoint his substitute, and hereby authorizes each of them to represent and vote as designated below, all the shares of Common Stock of BioLase Technology, Inc. (the "Company") held of record by the undersigned on March 5, 2001, at the Annual Meeting of Stockholders to be held on May 3, 2001, or any adjournments thereof.

  1. Election of Directors

     [_] FOR all nominees listed below       [_] WITHHOLD AUTHORITY to vote
     (except as marked to the contrary       for all nominees listed below
     below)

FEDERICO PIGNATELLI, GEORGE V. D'ARBELOFF, WILLIAM A. OWENS, JEFFREY W. JONES

       (Instruction: To withhold authority to vote for any individual nominee, strike a line through the nominee's name above.)

  2. To approve the amendment to the 1998 Stock Option Plan increasing the authorized number of shares from 1,000,000 shares to 2,000,000 shares.

     [_] FOR     [_] AGAINST    [_] ABSTAIN

  3. To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent public accountants for the year ending December 31, 2001.

     [_] FOR     [_] AGAINST    [_] ABSTAIN

  3. In their discretion, the Proxies are each authorized to vote upon such other business as may properly come before the meeting.

      THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY'S BOARD OF DIRECTORS. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED
       HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS
                     PROXY WILL BE VOTED FOR ALL PROPOSALS.

                             Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as an attorney, as executor, administrator, trustee or guardian, please give full title to such. If a corporation, please sign in full corporate name, by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                             Dated:            , 2001


                             __________________________________________________
                                                  Signature


                             __________________________________________________
                                          (Signature if held jointly)